EXHIBIT 99

SPS Commerce Reports Third Quarter 2013 Financial Results

Company Delivers 51st Consecutive Quarter of Topline Growth, With 33% Increase in Revenue Over 2012

MINNEAPOLIS, Oct. 24, 2013 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced financial results for the third quarter ended September 30, 2013.

Revenue in the third quarter of 2013 was $27.0 million, a 33% increase from the third quarter of 2012. Recurring revenue grew 35% over the third quarter of 2012.

Net income in the third quarter of 2013 was $270,000 or $0.02 per diluted share, compared to net income of $174,000, or $0.01 per diluted share, in the third quarter of 2012. Non-GAAP net income per diluted share was $0.15, compared to non-GAAP net income per diluted share of $0.10 in the third quarter of 2012. Adjusted EBITDA for the third quarter of 2013 increased 66% to $3.6 million, compared to the third quarter of 2012.

"We experienced another quarter of solid momentum across our business," said Archie Black, President and CEO of SPS Commerce. "Consumers' influence on the retail marketplace continues to evolve, resulting in retailers' needs to expand their presence across e-commerce, brick and mortar and mobile channels. This omni-channel strategy requires greater collaboration between suppliers and retailers. Those who can swiftly respond are well positioned to gain market share against their competitors. SPS Commerce is recognized as one of the most comprehensive, cost effective and efficient ways for suppliers and retailers of all sizes to adapt their supply chain capabilities to this evolution."

Revenue for the nine months ended September 30, 2013 was $76.4 million, compared to $54.6 million for the comparable period in 2012. Net income for the nine months ended September 30, 2013 was $757,000 or $0.05 per diluted share, compared to net income of $856,000, or $0.06 per diluted share, for the comparable period in 2012. Non-GAAP net income per diluted share for the nine months ended September 30, 2013 was $0.40 compared to non-GAAP net income per diluted share of $0.30 for the comparable period in 2012. Adjusted EBITDA for the first nine months of this year was $10.0 million, compared to $6.4 million for the first nine months last year.

"As we continue to execute against our growth strategy, we feel confident about our position in the market, highlighted by 35% recurring revenue growth," said Kim Nelson, Chief Financial Officer of SPS Commerce. "Reflecting the strength we are seeing in the business, we are pleased to announce that we are raising our full year revenue guidance."

Guidance

For the fourth quarter of 2013, revenue is expected to be in the range of $27.3 to $27.8 million. Fourth quarter net income per diluted share is expected to be approximately breakeven with fully diluted weighted average shares outstanding of approximately 16.1 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.11 to $0.12. Adjusted EBITDA is expected to be in the range of $3.0 to $3.3 million. Non-cash, share-based compensation expense is expected to be approximately $1.2 million and amortization expense is expected to be approximately $720,000.

For the full year of 2013, revenue is expected to be in the range of $103.7 to $104.2 million, representing approximately 35% growth over 2012. Full year net income per diluted share is expected to be in the range of $0.04 to $0.05 with fully diluted weighted average shares outstanding of approximately 15.9 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.51 to $0.52. Adjusted EBITDA is expected to be in the range of $13.0 to $13.3 million. Non-cash, share-based compensation expense is expected to be approximately $4.3 million and amortization expense is expected to be approximately $3.2 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 73118212 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of your trading partner relationships with the industry's most broadly adopted, enterprise retail cloud services platform. As a leader in on-demand supply chain management solutions, we provide prewired, proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. With a singular focus on the retail marketplace, we revolutionized traditional EDI systems by developing a platform that enables highly cost-effective and reliable trading partner collaboration. SPS Commerce has achieved 51 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPSCOMMERCE.NET, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. For third quarter 2013, other adjustments included the impact of a use tax refund related to items previously expensed. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world, anticipated investment levels in our business, and our performance for the fourth quarter and full year of 2013, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2012, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30,	December 31,
	2013	2012

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 80,813	$ 66,050
Accounts receivable, less allowance for doubtful accounts of $243 and $227, respectively	11,148	10,940
Deferred costs, current	8,699	7,346
Deferred income taxes, current	1,732	1,732
Prepaid expenses and other current assets	2,848	5,443
Total current assets	105,240	91,511

PROPERTY AND EQUIPMENT, net	10,557	7,670
GOODWILL	25,487	25,487
INTANGIBLE ASSETS, net	17,799	20,240
OTHER ASSETS
Deferred costs, net of current portion	3,619	3,202
Deferred income taxes, net of current portion	10,698	10,853
Other non-current assets	190	238
	$ 173,590	$ 159,201

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 1,685	$ 1,857
Accrued compensation and benefits	8,404	6,038
Accrued expenses and other current liabilities	2,665	1,077
Deferred revenue, current	6,452	5,499
Total current liabilities	19,206	14,471

OTHER LIABILITIES
Deferred revenue, less current portion	8,765	8,312
Deferred rent	3,239	1,601
Total liabilities	31,210	24,384

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 15,271,191 and 14,812,759 shares issued and outstanding, respectively	15	15
Additional paid-in capital	189,451	182,645
Accumulated deficit	(47,086)	(47,843)
Total stockholders' equity	142,380	134,817
	$ 173,590	$ 159,201
SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$ 27,008	$ 20,267	$ 76,418	$ 54,622
Cost of revenues	8,249	5,945	23,258	15,236
Gross profit	18,759	14,322	53,160	39,386
Operating expenses
Sales and marketing	10,291	7,840	29,163	21,259
Research and development	2,806	2,088	7,966	5,650
General and administrative	4,284	3,726	12,542	10,079
Amortization of intangible assets	1,007	530	2,441	1,050
Total operating expenses	18,388	14,184	52,112	38,038
Income from operations	371	138	1,048	1,348
Other income (expense)
Interest expense	--	(27)	--	(27)
Interest income	31	6	76	34
Other income (expense)	37	(67)	(95)	(170)
Total other income (expense), net	68	(88)	(19)	(163)
Income before income taxes	439	50	1,029	1,185
Income tax (expense) benefit	(169)	124	(272)	(329)
Net income	$ 270	$ 174	$ 757	$ 856

Net income per share
Basic	$ 0.02	$ 0.01	$ 0.05	$ 0.07
Diluted	$ 0.02	$ 0.01	$ 0.05	$ 0.06

Weighted average common shares used to compute net income per share
Basic	15,223	13,042	15,064	12,500
Diluted	15,986	13,894	15,781	13,373

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2013	2012

Cash flows from operating activities
Net income	$ 757	$ 856
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	155	220
Depreciation and amortization of property and equipment	3,586	2,117
Amortization of intangible assets	2,441	1,050
Provision for doubtful accounts	315	295
Stock-based compensation	3,120	2,042
Changes in assets and liabilities
Accounts receivable	(523)	(1,184)
Deferred costs	(1,770)	(1,675)
Prepaid expenses and other current assets	2,643	(484)
Accounts payable	(172)	1,328
Accrued compensation and benefits	2,366	1,516
Accrued expenses and other current liabilities	145	179
Deferred rent	1,638	--
Deferred revenue	1,406	2,006
Net cash provided by operating activities	16,107	8,266
Cash flows from investing activities
Purchases of property and equipment	(5,030)	(2,845)
Business acquisitions, net of cash acquired	--	(26,262)
Net cash used in investing activities	(5,030)	(29,107)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	3,095	1,137
Excess tax benefit from exercise of options to purchase common stock	40	24
Net proceeds from employee stock purchase plan	551	--
Payments of capital lease obligations	--	(410)
Proceeds from common stock offering	--	57,940
Stock offering costs	--	(120)
Net cash provided by financing activities	3,686	58,571
Net increase in cash and cash equivalents	14,763	37,730
Cash and cash equivalents at beginning of period	66,050	31,985
Cash and cash equivalents at end of period	$ 80,813	$ 69,715

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income	$ 270	$ 174	$ 757	$ 856
Depreciation and amortization of property and equipment	1,233	873	3,586	2,117
Amortization of intangible assets	1,007	530	2,441	1,050
Interest expense	--	27	--	27
Interest income	(31)	(6)	(76)	(34)
Income tax expense (benefit)	169	(124)	272	329
Other	(105)	--	(105)	--

EBITDA	2,543	1,474	6,875	4,345
Non-cash, stock-based compensation expense	1,085	715	3,120	2,042

Adjusted EBITDA	$ 3,628	$ 2,189	$ 9,995	$ 6,387

Net income	$ 270	$ 174	$ 757	$ 856
Non-cash, stock-based compensation expense	1,085	715	3,120	2,042
Amortization of intangible assets	1,007	530	2,441	1,050

Non-GAAP income	$ 2,362	$ 1,419	$ 6,318	$ 3,948

Shares used to compute non-GAAP income per share
Basic	15,223	13,042	15,064	12,500
Diluted	15,986	13,894	15,781	13,373

Non-GAAP income per share
Basic	$ 0.16	$ 0.11	$ 0.42	$ 0.32
Diluted	$ 0.15	$ 0.10	$ 0.40	$ 0.30
CONTACT: Investor Relations
         The Blueshirt Group
         Stacie Bosinoff
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com